BANK OF NORTH CAROLINA SIGNS PURCHASE AND ASSUMPTION

AGREEMENT WITH HAMPTON ROADS BANKSHARES

BNC EXPANDS BRANCH FOOTPRINT IN THE DYNAMIC TRIANGLE MARKET

[Thomasville, NC] – April 30, 2012: Bank of North Carolina, a subsidiary of BNC Bancorp (NASDAQ:BNCN) has entered into a purchase and assumption agreement (“Purchase Agreement”) with Hampton Roads Bankshares, Inc. (NASDAQ: HMPR) the holding company for The Bank of Hampton Roads (“BHR”) and Shore Bank.

Under the terms of the Purchase Agreement, Bank of North Carolina will purchase all deposits associated with the Gateway Bank & Trust Company branches located at 4725 SW Cary Parkway in Cary, NC (“Preston Corners Branch”) and 504 Meadowmont Village Circle in Chapel Hill, NC (“Chapel Hill Branch”). Bank of North Carolina will also acquire the land, building and furniture, fixtures and equipment associated with the Preston Corners Branch and will assume BHR’s lease for the Chapel Hill Branch. Bank of North Carolina intends to continue to operate these branches.

Commenting on the transaction, Richard D. Callicutt II, President of Bank of North Carolina, said: “We are excited about the opportunity to deepen our growth in the Triangle. The announced acquisition of Key Source Bank in Durham expected to close in second quarter of this year, along with the existing Raleigh team and recently hired Cary team will provide tremendous branding and growth dynamics for Bank of North Carolina. Our goal of having a billion dollar presence in the Triangle will accelerate with this acquisition, and we are excited about offering our diverse product and service opportunities in both of these communities."

About Bank of North Carolina

Bank of North Carolina, a wholly-owned subsidiary of BNC Bancorp, is a North Carolina based financial institution with $2.4 billion in assets, which provides banking and financial services to individuals and businesses through its 31 full-service banking offices in North and South Carolina. More information about Bank of North Carolina can be found at www.bankofnc.com.

Bank of North Carolina was advised in the transaction by the Bank’s Internal Counsel. The Bank of Hampton Roads was advised by Sandler O’Neill & Partners, L.P.

Caution About Forward-Looking Statements

This press release contains forward-looking statements relating to the financial condition and business of BNC and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings made with the SEC.

Contact:	Richard D. Callicutt II
President and Chief Operating Officer
(336) 476-9200